Exhibit 10.39

Execution Version

TOLL MANUFACTURING AGREEMENT

This Toll Manufacturing Agreement (together, with the exhibits, the “Agreement”) dated as 7 January 2008 is made between

SIEGFRIED Ltd.

Untere Brühlstrasse 4

CH-4800 Zofingen / Switzerland

hereinafter “SIEGFRIED”

and

ARENA PHARMACEUTICALS GmbH

c/o Siegfried Holding AG

Untere Brühlstrasse 4

CH-4800 Zofingen / Switzerland

hereinafter “ARENA”

SIEGFRIED and ARENA hereinafter collectively referred to as “Parties”

WHEREAS, SIEGFRIED wishes to purchase from ARENA bulk tablets/capsules and packaged tablets/capsules for commercial sale by SIEGFRIED or SIEGFRIED’s partners.

WHEREAS, SIEGFRIED and ARENA have entered into a Technical Services Agreement on or about the date of this Agreement regarding the provision of certain services and the supply of certain utilities by SIEGFRIED to ARENA.

WHEREAS, SIEGFRIED and ARENA have entered into a Quality Agreement dated May 31, 2007 regarding the current good manufacturing practices to be respected between the Parties.

WHEREAS, ARENA has purchased a United States Food and Drug Administration-inspected facility from SIEGFRIED under an Asset Purchase Agreement dated December 18, 2007, has received a cGMP certificate from Swissmedic authorities and has equipment and sufficient qualified personnel to toll manufacture, formulate and supply commercial quantities of SIEGFRIEDs Products, and is willing to toll manufacture and supply SIEGFRIED’s Products on the terms and conditions set forth below.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

I.                                         DEFINITIONS

As used in this Agreement:

1.1                               [intentionally deleted]

1.2                               “Affiliate” means any corporation or other business entity that, directly or indirectly, is controlled by, controls, or is under common control with SIEGFRIED or ARENA.  For this purpose, “control” shall be deemed to mean ownership of fifty percent (50%) or more of the stock or other equity of such entity.

1.3                               “API” means the “Active Pharmaceutical Ingredient” or the active compound present in a particular Product.

1.4                               “Components” means the raw material, excipients and any other in-process material necessary to formulate or make the Products (excluding, for the avoidance of doubt, API and utilities, but including all packaging materials).

1.5                               “Confidential Information” means all information, data, know-how and all other business, technical and financial data disclosed hereunder by one Party or any of its Affiliates to the other Party or any of its Affiliates, except any portion thereof which:

(a)                                  at the time of disclosure, is public knowledge;

(b)                                 after disclosure, becomes public knowledge by publication or otherwise, except by breach of this Agreement by the recipient;

(c)                                  the recipient can demonstrate by its written records was in the recipient’s possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing Party or any of its Affiliates;

(d)                                 is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to the disclosing Party or any other third party to retain such Confidential Information in confidence; or

(e)                                  results from research and development by the recipient independent of such disclosure as shown by competent evidence.

1.6                               “Defect” means in respect of Products, failure to conform to the applicable Specifications or failure to meet the agreed quality as set forth in the Quality Agreement or, if applicable, in a separate quality agreement.

1.7                               “Effective Date” shall mean the date of the closing of the Asset Purchase Agreement as defined therein.

1.8                               “Initial Period” - as defined in Article 2.6.

1.9                               “Products” means the tablet or capsule formulations in bulk containers or packaged in blisters and carton packs as stated in Appendix A. Appendix A can be amended anytime upon mutual consent of both Parties.

1.10                         “Non-TMA-Products” means all products other than Products.

1.11                         “Quality Agreement” means the form of quality assurance/quality control agreement, as amended, entered into by SIEGFRIED and ARENA and attached as Appendix C.

1.12                         “Shelf Life” means the time period for which the Product has been proven to be stable and as accepted by the relevant authorities.

1.13                         “Specifications” means in respect of Products, API or Component the specifications set forth in the Quality Agreement or in separate quality  agreements, as further specified in Article 3.2 hereof.

1.14                         “Standard Price” means in respect of Products sold and delivered by ARENA to SIEGFRIED, the purchase price as set forth in Article 6.2 hereof.

1.15                         “Territory” means worldwide.

II.                                     PURCHASE AND SALE; OTHER OBLIGATIONS; TERM

2.1                                 Purchase and Sale, Cost Guarantee. SIEGFRIED agrees to have ARENA toll manufacture bulk and packaged Products and ARENA agrees to toll manufacture bulk and packaged Products for SIEGFRIED according to the terms of this Agreement.  ARENA shall be obliged to manufacture in any quarter those quantities ordered by SIEGFRIED up to 25% of the yearly quantities indicated in Appendix B.  The provision of quantities in excess of such amounts in any calendar quarter shall be subject to mutual agreement based upon good faith negotiations between the Parties, taking into consideration factors such as, among others, ARENA’s manufacturing needs for its internal programs, economic factors and third party commitments. Upon giving six (6) months prior written notice (which may be given any time after the Effective Date), effective beginning January 1, 2010, ARENA shall be entitled to reduce the quantities indicated in Appendix B in one or several steps up to a maximum reduction of 20% for future quantities.  Regarding one Product, the quantities for bulk and for packaged products are to be reduced in the same percentage. SIEGFRIED shall use its reasonable commercial effort to order from ARENA such quantity of products as is necessary for ARENA’s personnel to maintain its manufacturing skills.

If the aggregate Standard Price of the total quantities of the Products ordered by SIEGFRIED for production in any calendar year falls short of the following amounts, SIEGFRIED shall, within two months after the end of such calendar year, pay the difference to ARENA:

•                                          2008: CHF 8.2 million;

•                                          2009: CHF 7 million; and

•                                          2010: CHF 6.6 million.

•                                          2011 and thereafter: no cost guarantee.

It is understood that for the purpose of the cost guarantee only such Products shall be regarded as ordered for production in a calendar year which Products ARENA is obligated to deliver to SIEGFRIED under this Agreement in such calendar year. For the avoidance of doubt, a Product which, after it has been ordered, is cancelled shall not be regarded as ordered under this Article 2.1.

For purpose of the cost guarantee, if SIEGFRIED orders production of Products in accordance with Article V, and ARENA declines to produce the Products in breach of its obligations under this Agreement, then such ordered Products shall be treated as ordered for purposes of the second section of this Article 2.1, so long as the order is also in compliance with the third section of this Article 2.1.

It is further understood that for the purpose of the cost guarantee, the Products referred to in Article 6.2 Section 4 (work in progress) are regarded as ordered if such work in progress after finished has to be delivered as finished Product within three months after the Effective Date, whereby only the difference between the Standard Price for such Products (when finished) and the amount paid (and not refunded)under Article 6.2 Section 4 (paid for work in progress purchased by ARENA) counts against the cost guarantee set-out above.

2.2                                 API and Components.  SIEGFRIED will supply, at its expense and in a timely manner, API and Components which meet the applicable Specifications. Such API and Components shall remain SIEGFRIED’s property also during the time of storage by ARENA in its warehouse.

2.3                                 Cooperation.  SIEGFRIED and ARENA will cooperate with each other as may be necessary and customary in consideration of industry practice, and will disclose all material information necessary to enable each other to perform under this Agreement in a timely fashion.

2.4                                 Specific Duties.  ARENA shall specifically be responsible for performing the following services:

(i)                                     storing of all API and Components purchased by SIEGFRIED and delivered to ARENA for use in toll manufacturing under this Agreement in ARENA’s warehouse. Following receipt of the API and Components from SIEGFRIED at ARENA’s facility, ARENA shall assume responsibility for the safekeeping and for safe handling, and shall reimburse SIEGFRIED for the replacement cost of any API and Components that are lost, contaminated or destroyed while in ARENA’s possession due to ARENA’s negligence or wilful misconduct. Legal title to all API and Components in storage at ARENA will remain with SIEGFRIED.

(ii)                                  all tasks ARENA shall fulfil pursuant to the Quality Agreement (as amended from time to time).

2.5                                 Specific Duties.             SIEGFRIED shall specifically be responsible for performing the following services:

(i)                                     placing orders for API and Components and providing manufacturing forecasts and manufacturing plan (according to Article 5);

(ii)                                  furnish to ARENA the recipes, the analytical methods and the specifications that specifically concern the Products; and

(iii)                               all tasks SIEGFRIED shall fulfil pursuant to the Quality Agreement;

2.6                                 Term. This Agreement is entered into for indefinite period of time. This entire Agreement may be terminated by either Party upon giving two (2) years prior notice at any time after the Effective Date, in a Party’s discretion and for any reason or for no reason, with an effective termination date no earlier than December 31, 2010. In addition, upon giving the number of months notice as specified in Appendix A, ARENA shall be entitled to terminate its obligations with regard to certain Products effective on or after December 31,

2010. In the event ARENA’s obligations are terminated with regard to certain Product(s) and not with regard to the entire Agreement, the maximum quantities of remaining Products that SIEGFRIED may order per Appendix B shall be reduced based on the most recent 12 months forecast issued before the termination is communicated to SIEGFRIED.

III.                                 PRODUCT QUANTITY, QUALITY AND MANUFACTURING PROCESSES

3.1                                 Quantity. Subject to the terms and conditions of this Agreement, ARENA will toll manufacture, and supply to SIEGFRIED the quantities of Products SIEGFRIED (or its Affiliates) will order in compliance with the provisions of this Agreement (including forecasting and ordering) for subsequent sale by SIEGFRIED or customers of SIEGFRIED or sublicensees thereof or for certain clinical or other purposes in the Territory. ARENA agrees to reserve capacity for maximum quantities it is required to manufacture in a given calendar quarter, as provided in Article 2.1 and subject to Article V. The Parties will confer and discuss in good faith any request by SIEGFRIED for ARENA to manufacture quantities in excess of these maximum amounts. Notwithstanding anything to the contrary in this Agreement and subject to ARENA’s right to terminate this Agreement earlier, ARENA may, but is not required to, reserve capacity or accept orders for Products that are to be delivered after December 31, 2010.

In the event that not all of the Transferred Employees (as defined in the Asset Purchase Agreement between the parties dated the same date as this Agreement) transfer to ARENA, then ARENA’s obligation to manufacture Products in the quantities and times otherwise required under this Agreement shall be reduced until replacements are operational to the extent the absence of such employees make it commercially impractical to perform as otherwise required. In such event, ARENA and SIEGFRIED will agree on a modified production plan and use commercially reasonable efforts to find replacement employees.

3.2                                 Quality.  All Products manufactured and sold by ARENA to SIEGFRIED under this Agreement will meet the Product and Component Specifications set forth in the quality assurance standards established in the Quality Agreement or in separate quality agreements to be mutually agreed to in writing by the Parties. Subject to legal requirements, all Products shall be manufactured according to the Specifications valid at the time of manufacturing. The Specifications applicable at the initiation of this Agreement are set forth in the documents on the CD referred to in and attached to Appendix C2.  If SIEGFRIED changes the Specifications or if they have to be changed due to a change of the European Pharmacopeia or other applicable law or regulation or at the request of SIEGFRIED or SIEGFRIED’s customers, the implementation costs shall be borne by SIEGFRIED. Where such implementation entails major investments which a commercially reasonable person would not make, the Parties shall find a solution which is commercially reasonable for both parties and which may consist of the sharing of the investment or the exclusion of a certain Product from, or the substitution of a mutually agreed product under, this Agreement.

3.3                                 Toll Manufacturing Processes.  ARENA will furnish to SIEGFRIED copies of its production procedures (i.e., the manufacturing batch records for the Products and data generated by ARENA during the manufacture of the Products).

3.4                                 Documentation. SIEGFRIED shall provide ARENA with all necessary methods, specifications and appropriate documentation for manufacturing the Products as set forth in the attached Appendix A. SIEGFRIED shall also promptly provide ARENA with all required safety data and information concerning the Products, process and related materials, including without limitation all material safety data sheets (MSDSs).

3.5                                 Communication.  ARENA and SIEGFRIED will respond to requests for support, information and approvals in a timely manner.

3.6                                 Shelf Life. All Products manufactured by ARENA shall have at least the remaining portion of the Shelf Life requested by SIEGFRIED or SIEGFRIED’s customer, to the extent reasonably feasible and consistent with SIEGFRIED’s past experience. SIEGFRIED shall provide information about the remaining Shelf Life requirement to each order.

3.7                                 Additional Felodipin Quantities. In addition to the baseline quantities of Felodipin stated in Appendix B1, SIEGFRIED is entitled to order up to 150 mio. additional tablets of Felodipin in 2008, estimated to be 37.5 mio. tablets per calendar quarter, and for the following years as set forth in Appendix B1. Subject to this Article 3.7, ARENA agrees to produce such additional Felodipin, up to the quarterly amounts set forth in Appendix B1 for the additional Felodipin, in accordance with this Agreement. SIEGFRIED shall pay the Standard Price for the additional Felodipin.

If expected to be required to manufacture additional Felodipin, ARENA shall borrow five leased employees to be used in the production of the Products (four for performing production work and one for performing quality control) that are qualified and trained to do the tasks that will be assigned to them by ARENA. For this purpose, SIEGFRIED and ARENA shall enter into a contract for leasing the services of the leased employees with an agency to be designated by SIEGFRIED, and SIEGFRIED shall negotiate and bear all the costs under such contract or otherwise related to the hiring or terminating of said leased employees, determine the term of the contract and have the right to terminate the contract with the agency, while ARENA shall be the business where the leased employees are used (“Einsatzbetrieb”). SIEGFRIED shall make sure that the contract provides for the applicability of ARENA’s policies applicable to employees employed at ARENA’s site. SIEGFRIED shall be entitled to terminate the contract with the agency at any time. If SIEGFRIED terminates the contract with the agency or for any other reason said leased employees are not available to ARENA, ARENA shall no longer be obligated to produce the additional Felodipin; however, this shall not apply to short term unavailability of leased employees due to the necessity to replace leased employees, due to the necessity to change the contracting party providing the leased employees or due to sickness and the like; but such short term unavailability shall be taken into account in the production planning by SIEGFRIED and the delivery dates by ARENA.

The additional Felodipin shall be included in the Forecast pursuant to Article 5.3 and the Manufacturing Plan pursuant to Article 5.4. Except for the number of employees, which shall take into account the additional employees available according to this Article 3.7, the limits set forth in Article 5 shall also be relevant for the additional Felodipin. The additional Felodipin shall count against the cost guarantee pursuant to Article 2.1 section 2.

If (a) for a calendar year no payment has to be made by SIEGFRIED to ARENA under the cost guarantee pursuant to article 2.1 section 2 of this Agreement and (b) the leased employees have been paid for by SIEGFRIED, ARENA shall pay to SIEGFRIED 61% of the difference (if positive) between (i) the total quantity of Felodipin ordered for production (and which ARENA is obligated to deliver in such calendar year) and paid for by

SIEGFRIED in such calendar year minus (ii) the baseline quantity Felodipin set forth in Appendix B1 for such calendar year, times the Standard Price for Felodipin (whereby for such computation the additional quantity of Felodipin shall be allocated to the different tablet sizes in the same proportion as such tablet sizes are included in the total quantity of Felodipin delivered in such calendar year). In no event shall such amount exceed 61% of the difference between (i) the Standard Costs for all Products ordered for production in such calendar year (and paid for by SIEGFRIED) and (ii) the cost guarantee for such calendar year.

The foregoing 61% sharing has been based on the assumption that the five additional employees will work full time for an entire year (“Full Work Load”); if such assumed level does not actually occur, there shall be a pro rata reduction of said 61% payment in proportion to the reduction in actual man-days worked by the additional employees from the Full Work Load.

The amount to be paid by ARENA to SIEGFRIED shall be computed within two months as from the end of the calendar year concerned and shall be paid by ARENA to SIEGFRIED. An example is attached hereto as Appendix B2 (for illustration purposes it only includes one tablet size).

As of October 1, 2008, the Parties will review and evaluate relevant matters to determine if the foregoing 61%/39% allocation is fair and reasonable to both Parties, as an equal and equitable allocation of risks and benefits from the additional Felodipin production. If the Parties are not able to reach mutual agreement on said allocation by December 31, 2008, then the Parties shall have said allocation decided by a mutually approved accounting firm within two months of a request to appoint such a firm. If an accounting firm does not make said allocation within two months, no additional Felodipin will be produced under this Agreement unless the Parties otherwise agree.

IV.                                 CONFIDENTIAL INFORMATION

4.1                                 The Parties acknowledge that they have provided Confidential Information to each other in connection with the manufacture and formulation of the Products, and further acknowledge that all such Confidential Information (as well as any additional Confidential Information provided by one Party to the other hereunder) shall be subject to the provisions of this Article IV.

4.2                                 During the term of this Agreement and for five (5) years thereafter, all Confidential Information disclosed or confirmed in writing and designated as confidential by the disclosing Party, shall be held in confidence by the receiving Party, shall not be used by the receiving Party for any purpose except as provided hereunder and shall not be disclosed to third parties except to its Affiliates, or except as otherwise necessary to carry out the receiving Party’s obligations under this Agreement or except to its investment bankers, auditors, lawyers, advisors, prospective purchasers or collaborators. If a receiving Party intends to disclose such Confidential Information to a third party that is not an Affiliate of the receiving Party, the receiving Party will not do so without first entering into an agreement with the third party which binds the third party to the same obligations of restricted use and disclosure as are undertaken by the Parties in this Agreement. Prior to ARENA disclosing Confidential Information comprising the specific manufacturing cost, volumes, markets or customers of the Products to (i) prospective purchasers or collaborators who are or are likely to become competitors in the generic business of Siegfried or of the third parties whose products are manufactured hereunder or (ii) industry advisors (but excluding investment bankers, lawyers, accountants and advisors that advise companies in general), ARENA shall obtain SIEGFRIED’s prior consent, which consent shall not be unreasonably withheld.

4.3                                 Except as provided above, neither Party shall distribute any Confidential Information of the other except to its employees or agents who have a need to know in connection with the performance of their duties in satisfying the obligations of such Party hereunder.  Any employee or agent who receives Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein. Upon termination of this Agreement, and upon the request of the disclosing Party, the receiving Party shall return or destroy all such Confidential Information and any copies thereof in its possession, except that each Party may retain one copy of Confidential Information solely for archival purposes.

4.4                                 A receiving Party may disclose Confidential Information of the other Party to the extent required to be disclosed by applicable laws or regulations; provided that the receiving Party shall provide prior written notice of such intended disclosure to the other Party in order that the other Party may contest the disclosure of the confidential Information; in any event the receiving Party will take reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

4.5                                 Termination of this Agreement shall not operate to extinguish either Party’s obligation to treat Confidential Information as provided herein, and the same shall continue in effect in accordance with this Article for five (5) years from the termination or expiration of this Agreement with respect to such Confidential Information.

4.6                                 Subject to Article 4.8, nothing contained herein shall be deemed to grant either Party, either expressed or implied, a license or other right or interest in the Confidential Information of the other or in any patent, trademark or other similar property of the other Party.

4.7                                 Except as required by applicable laws or regulations, neither Party shall use the name of the other Party in any publication or advertising. Except as required by applicable laws or regulations or except as permitted by Articles 4.2 or 4.3, neither Party shall disclose the existence or terms of this Agreement for any purpose, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

4.8                                 Notwithstanding anything to the contrary above and unless Confidential Information of third parties comprising the specific, unique recipe for producing their Products (Gabitril, Mecamylamin, Idebenon) hereunder is concerned, SIEGFRIED and its Affiliates, successors and assigns are not entitled to prevent or oppose, be it during or after termination of this Agreement, the use by ARENA or by its Affiliates, agents, contractors, successors or assigns of any Confidential Information, furnished to ARENA by SIEGFRIED under this Agreement, for the research, development, manufacture and commercialization of lorcaserin, other ARENA products and other partner or customer products. SIEGFRIED represents and warrants that it has no actual knowledge of any third party rights that would conflict with such use (SIEGFRIED has no duty of independent verification of the existence of such third party rights). Notwithstanding anything to the contrary above, SIEGFRIED grants ARENA the right to use any

Confidential Information, furnished to ARENA by SIEGFRIED under this Agreement for performing ARENA’s obligations under this Agreement with respect to Products. ARENA gives SIEGFRIED a perpetual, worldwide, royalty-free and non-exclusive license to use any Confidential Information furnished to it by ARENA under this Agreement for the manufacture of Products. After ARENA stops to produce a Product under this Agreement, it shall no longer use the Confidential Information specifically relating to the Product to produce such Product.

V.                                     FORECASTS AND MANUFACTURING PLANNING

5.0                                 Cooperation. The Parties shall work together in good faith when forecasting the production and planning for manufacturing of the Products and Non-TMA Products. The forecasting and planning shall be done with a view to achieving an optimal capacity utilization which ensures that the needs of both Parties are covered to the largest extent possible. For this purpose, the Parties shall hold regular meetings and agree on deviating from the following articles 5.1 through 5.4 as they deem fit, but only to the extent that they are in a position to forthwith comply with these provisions if they can not find a common solution. The Parties understand and agree that the intention is for manufacturing forecasting and planning to involve a similar decision-making processes as has been done in the past by SIEGFRIED, except that personnel from both Parties and Non-TMA Products will now be involved. In case the Parties are not in a position to find a solution, they shall do the forecasting and manufacturing planning in accordance with articles 5.1 through 5.4 below.

5.1                                 Maximum quantities. The maximum Products quantities that have to be manufactured by ARENA and delivered to SIEGFRIED are stated in Appendix B. Such quantities of bulk and packaged Products are annual quantities. Nevertheless, ARENA shall not be obligated to deliver in any calendar quarter more than 25% of such annual quantities.

5.2                                 Parameters for Forecasts and Manufacturing Plan. SIEGFRIED shall have the right and the obligation to establish the forecasts and the manufacturing plans according to Articles 5.3 and 5.4 and shall, during the term of this Agreement, make sure that the quantities of Products and the timing of the manufacture of such Products contained in such forecast and such manufacturing plan do not lead to an exceedance of the maximum quantities in Section 5.1 and the following parameters:

•                  Usage of machinery per quarter: 80% of the capacity

•                  Usage of machinery per day: 100% of the capacity

•                  Usage of the personnel per day: 100% in two shifts

•                  Usage of personnel per quarter:

•                     In 2008: 90%

•                     In 2009: 85%

•                     In 2010: 78%

•                     In 2011: no minimum capacity anymore after 2010

Such parameters are based on such machinery listed in Schedule 2.1(b) of the Asset Purchase Agreement and such number of personnel that correspond to those listed in Schedule 6.2(a)(i) of the Asset Purchase Agreement (subject to adjustment as provided in the second paragraph of Section 3.1 of this Agreement), whereby training or improvement of machinery due to changes in the Products in accordance with this Agreement are to be taken into account.

5.3           Forecast. Starting with the execution of this Agreement and thereafter at the beginning of each month, SIEGFRIED shall provide ARENA with a non-binding Product forecast covering the following twelve months. An example Product forecast is attached as Appendix G. SIEGFRIED shall use its commercially reasonable efforts to establish the non-binding forecasts so that the part regarding the 13th week to the sixth month is not changed in time and in quantity by more than +/- 50%. Alterations of the first twelve weeks are to be made in accordance with Article 5.4. The non-binding forecast covering the months six to twelve is for planning purposes only.

In addition, SIEGFRIED shall provide ARENA with a non-binding five (5) years long-term non-binding forecast to be updated annually as per the end of each calendar year.

If at any time SIEGFRIED finds that a forecast is inaccurate, it shall inform ARENA without delay and submit a modified forecast for the period in question.

5.4           Manufacturing plan. (a) On a monthly basis and based on the forecast, SIEGFRIED’s planning group shall provide ARENA’s manufacturing group with a manufacturing plan according to the example in Appendix H covering the following 12 weeks (“Manufacturing Plan”). In such Manufacturing Plan, SIEGFRIED shall designate the Products and quantities of such Products to be manufactured and the latest delivery dates (which shall not be less than the “Lead Delivery Time Period” defined below). SIEGFRIED shall take into account and accommodate the Detailed Manufacturing Plan and the information given by ARENA according to paragraph 5.4(c) with regard to Non-TMA-Products, as well as the maximum quantities, Delivery Lead Time Period and other limitations for Products provided in this Agreement.

(b) “Lead Delivery Time Period” means the customary time period needed in the ordinary course of business to (i) assemble and organize personnel, equipment and documentation for the manufacturing process and (ii) thereafter diligently complete the manufacture and delivery of the Product. The Lead Delivery Time Period for each Product shall be substantially the same as has been applicable in the calendar year 2007, or as the Parties may mutually approve from time to time and Product by Product.

(c) Based on and within the limits set by the Manufacturing Plan, ARENA shall establish a detailed manufacturing plan (“Detailed Manufacturing Plan”) which determines the time of production of the Products and of Non-TMA-Products for a period of not more than four weeks. For Non-TMA-Products, ARENA may use the facility in a way that the parameters in Article 5.2 are reduced as follows:

•       to 75% during 12 business days per quarter in 2008;

•       to 60% during 15 business days per quarter in 2009; and

•       to 55% during 20 business days per quarter in 2010.

(d) ARENA shall provide to SIEGFRIED the Detailed Manufacturing Plan at least every four weeks and in any event when a change is made to the Detailed Manufacturing Plan.The Manufacturing Plan shall be binding on both Parties with regard to an item included in the Manufacturing Plan as of the start of the Lead Delivery Time Period for that item.

(e) SIEGFRIED shall be entitled to cancel an item in the Manufacturing Plan, unless the Lead Delivery Time Period for that item has already started.

5.5          Delivery Times: ARENA shall deliver Products in accordance with the Manufacturing Plan with the delivery times determined pursuant to Articles 5.2 and 5.4.

5.6           Late Deliveries: Provided that a late delivery is not due to SIEGFRIED’s breach of its obligations or duties (Pflichten oder Obliegenheiten) pursuant to this Agreement, if ARENA fails to deliver the Products in accordance with the Lead Delivery Time Period and delivery dates pursuant to Articles 5.2 and 5.4 or otherwise agreed between the Parties in writing, SIEGFRIED is allowed to invoice ARENA for the following amounts of the Standard Price for the Products that have not been delivered on time at the end of the calendar year in which the Products should have been delivered: 1-2 weeks delay 5%; 2-4 weeks delay: 10%; 4-8 weeks delay: 15%; more than 8 weeks delay: 20% (“Late Fee”).

Notwithstanding the foregoing, SIEGFRIED shall only be entitled to invoice the Late Fee to the extent (1) the aggregate of the Late Fees for a calendar year exceeds a deductible of CHF 120,000 (to be pro-rated in the first year of the agreement, unless toll manufacturing begins within the first full week of production of the calendar year), and (2) if ARENA’s on-time delivery percentage based on quantities for all Products for the applicable year is below 90%.

If ARENA’s on-time delivery percentage for the year is less than 95% but at least 90%, then the Late Fee (but also the deductible mentioned in the preceding paragaph) shall only be 50% of the amounts specified in the first paragraph of this Article 5.6.

Except in case ARENA acts grossly negligently or with willful intent, SIEGFRIED shall not be entitled to claim any further deductions, payments or damages due to late delivery of Products and the Late Fee pursuant to this Article 5.6 shall be the exclusive remedy for late delivery.

VI.           PRICE, SHIPMENT AND PAYMENT

6.1           Responsibilities. ARENA will store the Products safely in its warehouse and keep them ready so that SIEGFRIED can pick them up during normal working hours for shipment. SIEGFRIED remains the owner of the API and Components pursuant to Article 2.2 prior to its manufacturing. Ownership in the Products shall pass to SIEGFRIED after the Products have been put into the warehouse and have been released, at which time SIEGFRIED shall bear the risk of loss or damage other than loss or damage due to ARENA’s negligence or wilful misconduct. Beginning after the warehouse has been modified and appropriate operating procedures are approved by ARENA (as further discussed in this Article 6.1) and ending on the second anniversary of the Effective Date, SIEGFRIED shall be allowed to physically access the warehouse at any time to take custody of the Products, subject to SIEGFRIED providing prior notification to ARENA, which notification can be given by any reasonable means. SIEGFRIED must follow all ARENA policies and procedures while at the warehouse, except where they conflict with SIEGFRIED’s right to possession of the Products. SIEGFRIED agrees to indemnify ARENA for any damage caused by such access. Promptly after the Effective Date, the Parties shall work together construct a physical and secure separation of Products (and related materials) from Non-TMA products (and related materials), and to modify any required computer programs, policies and procedures to ensure any access provided to SIEGFRIED under this Article does not allow SIEGFRIED access to Non-TMA Products (or related materials). The Parties will bear their own internal costs in connection with the change contemplated by the preceding sentence, and SIEGFRIED will pay any related out of pocket costs.

6.2           Standard Price. The Products shall be sold to SIEGFRIED at Standard Prices. Such Standard Price is net of VAT. An amount equal to the VAT shall be added to the invoice and paid by SIEGFRIED.

The Standard Prices charged to Siegfried correspond to ARENA’s standard costs, which consist of direct production related costs for staff, equipment and quality only as shown in Appendix F of this Agreement (whereby Appendix F currently refers to the standard costs of 2007 and the standard costs for 2008 will be provided by SIEGFRIED on the Effective Date). The computation of the standard costs follows the computational method applied by SIEGFRIED for the computation of the standard costs in 2007 and shall, in all other respects (including the cost basis) be consistent with the method applied by SIEGFRIED for 2007 and shall be done as if SIEGFRIED would still manufacture the Products. However, Siegfried will provide API, Components and certain production related services in connection with this Toll Manufacturing Agreement at no cost to ARENA. Therefore ARENA’s standard costs and therefore the Standard Prices, unlike calculated by Siegfried in the past, do not include API raw material costs and do not include a production overhead charge which was covering such services costs in the past.

Except where provided otherwise in this Agreement, the standard costs (and thereby the Standard Prices) shall be adapted once per year. The corresponding review process shall start at the beginning of September and shall end mid December, for the first time at the beginning of September 2008.

As per the Effective Date the parties will determine the portion of the value of work in progress attributed to ARENA’s standard costs for 2008 (as if ARENA would have produced the work in progress under this Agreement and, for the avoidance of doubt, will not include the value of any API, Components or any production overhead charges), and, subject to the last sentence of this paragraph, Arena will buy such work in progress from Siegfried. Such determination shall take place within one week after the Effective Date and payment shall be made within 30 days after final determination. ARENA will invoice SIEGFRIED for Products that contain said work in progress but in the event that SIEGFRIED has not purchased Products containing such work in progress purchased by ARENA under this paragraph within three months after the Effective Date, then SIEGFRIED shall make a refund payment to ARENA equal to the payment ARENA made to SIEGFRIED under this paragraph for any unused portion of such purchased work in progress.

6.3           Invoicing.  Initially the two parties will operate the manufacturing and the planning process from the same SAP system. The system allows to plan on one SAP site (e.g. the SIEGFRIED site) and to manufacture in another (e.g. the ARENA site). If a product is transferred from one site to the other the financial documents are generated automatically. At the end of each month credits and debits shall be calculated on SIEGFRIED’s and ARENA’s accounts. One commercial invoice shall be sent by ARENA to SIEGFRIED (or vice versa, as the situation may require) in order to balance the credits and debits of both accounts. In any event, the transactions shall be done and invoiced so that they are compliant with the provisions on VAT.

6.4           Terms of Payment.  SIEGFRIED will pay ARENA invoices for balancing the accounts according to Article 6.3 within thirty (30) days from the date of invoice. ARENA shall ship copies of all documentation required for Product release as provided in the Quality Agreement.

6.5           Cost Efficiency. Both Parties undertake to use reasonable commercial efforts to evaluate opportunities to improve cost efficiency in order to achieve cost savings. Either Party shall forthwith inform the other Party on any potential for cost savings and shall, if available, provide corresponding information. The Parties shall enter into good faith negotiations to agree on the implementation of measures to improve cost efficiency and on the sharing of the corresponding costs and benefits.

VII.          INSPECTION AND ANALYSIS

7.1           Inspection by ARENA.  ARENA will analyze each Product lot for compliance with the Specifications. ARENA will send to SIEGFRIED a certificate of analysis and a certificate of release (together with any other documentation required under the Quality Agreement) prior to, or together with, each shipment of Products.  In this regard, ARENA agrees to retain all records and documents necessary to fulfill the requirements established by all applicable laws.  Prior to changing its testing methods, ARENA shall inform SIEGFRIED on such changes and obtain SIEGFRIED’s written approval, which shall not be unreasonably withheld.

7.2           Inspection by SIEGFRIED.  SIEGFRIED or its authorized representative will inspect all shipments upon their receipt and will report any reasonably discernible defects in the Products to ARENA within thirty (30) days of receipt of the Products by the customer of SIEGFRIED. Any hidden defects will be reported by SIEGFRIED to ARENA within ten (10) days of SIEGFRIED’s or the customer of SIEGFRIED discovery of the same.  A defect is hidden if it could not have been discovered by a reasonable physical inspection or standard testing upon receipt of the Products.

7.3           Non-Conforming Products.  If any Product does not meet warranties set forth in Sections 9.2 and 9.3, then at SIEGFRIED’s option, SIEGFRIED may, as its sole remedy, request either (i) that ARENA replace said Product at no charge to SIEGFRIED and pay all round-trip shipping charges to and from the destination of the original shipment or (ii) that ARENA refund to SIEGFRIED the Standard Price paid to ARENA for the non-conforming Product or (iii) credit SIEGFRIED’s account in an amount equal to the Standard Price paid for said Products. ARENA shall reimburse SIEGFRIED for the reasonable costs incurred by SIEGFRIED in properly disposing of such non-conforming Product. Any notice given hereunder shall specify the manner in which the Product fails to meet the warranties in Article 9.

7.4           Independent Testing.  If SIEGFRIED notifies ARENA that any Product does not meet the warranties in Article 9, and ARENA does not agree with SIEGFRIED’s position, the Parties will attempt to reach a mutually acceptable resolution of the dispute.  If they are unable to do so after a reasonable period of time (such period not to exceed one (1) month from the date of initial notification), the matter will be submitted to an independent testing laboratory acceptable to both Parties.  Both Parties will accept the judgment of the independent laboratory.  The cost of such testing will be borne by the Party whose position is determined to have been in error. If the Product is determined by said independent laboratory to have been conforming, then the provisions of Article 7.3 hereof shall not apply, and SIEGFRIED shall not be relieved of its obligations to pay ARENA for such Products.

VIII.        REGULATORY MATTERS; REGULATORY FILINGS AND APPROVALS

General.  ARENA shall be responsible for obtaining and maintaining all site licenses for the manufacture of the Products and shall comply with other applicable regulations promulgated by all competent regulatory authorities in connection with ARENA’s manufacture and supply of the Products.

IX.           REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1           General.  ARENA represents, warrants and covenants to SIEGFRIED that

(i)            it will use reasonable commercial efforts to maintain throughout the term of this Agreement, the expertise, with respect to personnel and equipment, to fulfil the obligations established hereunder, and has obtained all requisite material licenses, authorizations and approvals required by federal, state or local government authorities to manufacture the Products;

(ii)           the production facility, equipment and personnel to be employed will be sufficient to manufacture the Products according to current Good Manufacturing Practices (“cGMP”) at the time each such batch of Products is produced, and that the production facility is in compliance with all applicable material laws and regulations;

(iii)          there are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facility which would cause the Products to be misbranded or adulterated within the meaning of any applicable law;

(iv)          the execution, delivery and performance of this Agreement by ARENA does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which ARENA is a party;

(v)           the execution, delivery and performance of this Agreement by ARENA does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than the approval by Swissmedic for manufacture of the Products); and

(vi)          ARENA has not been debarred by the United States Food and Drug Administration under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, that no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of Products supplied to SIEGFRIED under this Agreement.

SIEGFRIED represents and warrants to ARENA that

(i)            the execution, delivery and performance of this Agreement by SIEGFRIED does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which SIEGFRIED is a party;

(ii)           the execution, delivery and performance of this Agreement by SIEGFRIED does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the Products);

(iii)          SIEGFRIED has not been debarred by the United States Food and Drug Administration under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, that no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of Products under this Agreement; and

(iv)          during the last five years during which the toll manufacturing of the Products was under control of SIEGFRIED no loss of API and Components outside of what is provided for in the respective description of the production process occurred.

9.2           Manufacturing Warranty.  ARENA represents, warrants and covenants that all Products supplied to SIEGFRIED will be manufactured in accordance with cGMPs and the Quality Agreement in effect at the time of manufacture.

9.3           Product Warranty.  ARENA hereby represents, warrants and covenants that all Products delivered to SIEGFRIED (i) will, when delivered, not be adulterated, misbranded, or otherwise prohibited within the meaning of any applicable national, state or local law in the countries in Appendix I and (ii) will conform to the Specifications.

9.4           Warranty Disclaimer. Except as expressly stated in this Agreement, each Party disclaims any warranties, including any warranty of merchantability or fitness for a particular purpose.

9.5           If SIEGFRIED is in breach of one of its representations, warranties or covenants under this Agreement, the Asset Purchase Agreement, the Technical Services Agreement or the Quality Agreement, then ARENA shall not be liable towards SIEGFRIED to the extent ARENA’s breach is due to SIEGFRIED’s breach of its representations, warranties or covenants under this Agreement, the Asset Purchase Agreement, the Technical Services Agreement or the Quality Agreement, unless and to the extent that ARENA, if it had suffered any loss, damage, cost, or expense due to such breach by SIEGFRIED, would nevertheless have no claim for being indemnified by SIEGFRIED under this Agreement, the Asset Purchase Agreement, the Technical Services Agreement and the Quality Agreement. It is understood that for determining such claim the threshold level set forth in Article 7.3 and the cap in Article 7.4 of the Asset Purchase Agreement shall not be taken into account. So long as SIEGFRIED is not or no longer in default of its indemnification obligations or another obligation to pay ARENA for damages caused by SIEGFRIED’s breach under the respective agreements, this provision shall not relieve ARENA from taking commercially reasonable steps required to cure the situation that led to the breach of SIEGFRIED to the extent ARENA would also be in breach with its own representations, warranties or covenants under this Agreement.

X.            QUALITY CONTROL, RECORDS AND INSPECTIONS

10.1         Products and Component Samples. ARENA will be responsible for collecting retain samples of the Products (but excluding API and Components) as required by applicable regulatory standards. ARENA shall forthwith forward such samples to SIEGFRIED for storage in accordance with the procedures set forth in the Quality Agreement.

10.2         Validation. ARENA will validate all process, methods, equipment, utilities, facilities and computers used in the formulation, storage, testing and release of Products to the extent necessary to be in conformance with all applicable laws and regulations and to the extent such processes, methods, equipment utilities, facilities and computers are under control of ARENA (be it sole control or common control). SIEGFRIED will have the right to review the results of said validation upon request.

10.3         Quality Compliance. ARENA will provide SIEGFRIED with timely notification of all significant deviations, notes to file, and other deficiencies that may reasonably be expected to impact the quality of the Products, as well as all reports from applicable regulatory authorities regarding testing, manufacture, packaging or labelling of the Products.

10.4         Manufacturing Records.  ARENA will maintain complete and accurate records relating to the Products and the manufacture, packaging, labelling and testing thereof for the period required by applicable laws, and ARENA shall provide one copy thereof to SIEGFRIED upon SIEGFRIED’s request. The records shall be subject to audit and inspection under this Article X.

10.5         Batch Records. Records which include the information relating to the manufacturing, packaging and quality operation for each lot of Products will be prepared by ARENA at the time such operations occur. ARENA will prepare such records in accordance with cGMPs, the Specifications and the Quality Agreement.

10.6         Records Retention.  ARENA will retain records and documents for periods meeting all applicable regulations.

10.7         Regulatory Inspections.  ARENA will promptly inform SIEGFRIED of any contact, inspection or audit by any governmental agency related to or affecting the Products (other than contacts, inspections or audits affecting products generally). ARENA will promptly provide SIEGFRIED with copies of any government-issued inspection observation reports (including without limitation U.S. FDA Form 483s and equivalent forms from other regulatory bodies) and agency correspondence that may reasonably be expected to adversely affect the Products.  ARENA and SIEGFRIED will cooperate in resolving any concerns with any governmental agency. ARENA will also inform SIEGFRIED of any action taken by any governmental agency against ARENA or any of its officers and employees which may reasonably be expected to adversely affect the Products or ARENA’s ability to supply Products hereunder within 24 hours after the action is taken.

10.8         SIEGFRIED Inspections. SIEGFRIED, SIEGFRIED authorized representatives or SIEGFRIED’s customers together with SIEGFRIED will have the right during normal business hours, at reasonable intervals and with a three (3) months prior notice, to conduct reasonable inspections of ARENA’s facilities used in the manufacturing, storage and testing of Products and Components. Either Party shall bear its own costs for such inspections. All such employees and representatives shall be bound by the same confidentiality obligations as contained herein and shall abide at all times with ARENA’s rules and regulations, including without limitation safety rules and regulations. Such inspections may include GMP inspections and system audits. Persons conducting such inspections will have access only to documents, records, reports, data, procedures, facilities, regulatory submissions, and all other information required to be maintained by applicable government regulations relating to the Products. ARENA shall take appropriate actions to adopt reasonable suggestions of SIEGFRIED to correct any material deficiencies identified by such inspection or audit. In addition, SIEGFRIED shall have the right to observe from time to time the manufacture, packaging and quality control testing of the Products by ARENA. No testing of the Products by SIEGFRIED and no inspection or audit by SIEGFRIED of the ARENA production facility under this Agreement shall operate as a waiver of or otherwise diminish ARENA’s responsibility with respect to Products’ quality under this Agreement.

XI.           COMPLAINTS AND RECALLS

11.1         Product Complaints. ARENA will promptly notify SIEGFRIED by facsimile transmission of all written Product complaints received by ARENA .  All such notices shall be sent to

SIEGFRIED Ltd.

Brühstrasse 4

CH-4800 Zofingen / Switzerland

To: Head of Business Unit Generics

Facsimile number: +41 62 746 1202

ARENA will assist SIEGFRIED in investigating Product complaints relating to the manufacture or packaging of the Products by analyzing Products, manufacturing processes and components to determine the nature and cause of an alleged Product manufacturing defect or alleged Product failure. If SIEGFRIED determines that any reasonable physical, chemical, biological or other evaluation should be conducted in relation to a Product complaint relating to the manufacture or packaging of the Products by ARENA, ARENA will conduct the evaluation and provide SIEGFRIED with a written report of such evaluation within thirty (30) days from receipt of SIEGFRIED’s written request for same, together with samples of the Product from the relevant lot. SIEGFRIED agrees to reimburse ARENA for all of its reasonable costs in complying with Article 11.1, unless ARENA would be liable for such costs under this Agreement had SIEGFRIED incurred such costs.

11.2         Recall Action. If SIEGFRIED or a customer of SIEGFRIED should reasonably elect or be required to initiate a Product recall, withdrawal or field correction because of (i) supply by ARENA of Products that do not conform to the Specifications and warranties established by this Agreement or (ii) the negligent or intentional wrongful act or omission of ARENA, SIEGFRIED will notify ARENA and provide ARENA a copy of its recall letter prior to initiation of the recall.  ARENA will assist SIEGFRIED (and its designated Affiliate) in an investigation to determine the cause and extent of the problem.  All regulatory authority contacts and coordination of any recall activities will be initiated by, and will be the sole responsibility of, SIEGFRIED.

11.3         Recall Expenses. If any Product is recalled as a result of (i) supply by ARENA of Product that does not conform to the warranties contained in Articles 9.1, 9.2 and 9.3 hereof or (ii) the negligent or intentional wrongful act or omission of ARENA, then ARENA will bear actual costs paid by SIEGFRIED for such recall to the extent caused as a result of (i) or (ii) above; provided ARENA shall not be responsible for recall expenses to the extent they have been caused by (a) the non-conformity or failure of the API or the Components, (b)

SIEGFRIED’s breach of a representation, warranty or covenant, (c) SIEGFRIED’s negligence or intentional wrongful act or omission or (d) any action or omission by a third party after delivery of the Product by ARENA. Recalls for any other reason (that is, other than as specified in (i) or (ii) above) will be at SIEGFRIED’s sole expense.

11.4         Recall Records. ARENA will maintain complete and accurate records for such periods as may be required by applicable law or regulation.

XII.         INSURANCE

12.1         During the term hereof and with respect to the Products, ARENA shall maintain product liability/completed operations insurance, providing coverage of not less than twenty-five million Swiss Francs (CHF 25,000,000) per occurrence and in the aggregate, insuring ARENA against all costs, fees, judgments, and liabilities arising out of or alleged to arise out of its obligations and representations and warranties under this Agreement. ARENA will provide to SIEGFRIED, upon request, evidence of such insurance coverages.

12.2         During the term hereof, SIEGFRIED agrees to maintain, and upon request, to provide evidence of product liability insurance for and providing coverage of not less than twenty-five million Swiss Francs (CHF 25,000,000) per occurrence and in the aggregate providing a defense for and insuring SIEGFRIED against all costs, fees, judgments and liabilities arising out of or alleged to arise out of its obligations and representations and warranties under this Agreement. SIEGFRIED will provide to ARENA, upon request, evidence of such insurance coverages.

XIII.        INVENTIONS

Any inventions, discoveries or improvements made by ARENA in the performance of this Agreement shall solely belong to ARENA. ARENA shall, however, grant to SIEGFRIED a perpetual, non-transferable, worldwide, non-exclusive, and royalty free license to use such inventions, discoveries or improvements for the manufacture of the Products.

XIV.  INDEMNIFICATION

14.1         By ARENA. ARENA will indemnify and hold SIEGFRIED, its Affiliates, directors, officers and employees harmless from any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) arising out of third-party claims relating to this Agreement or the Products, to the extent they are caused by i) ARENA’s breach of any of the warranties, and representations contained in Article IX hereof, or ii) ARENA’s negligence or wilful misconduct.

14.2         By SIEGFRIED. SIEGFRIED will indemnify and hold ARENA, its Affiliates, directors, officers and employees harmless from any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) arising out of third party claims relating to (a) this Agreement or the Products, to the extent they are caused by i) SIEGFRIED’s breach of any of its warranties and representations contained in Article IX hereof or ii) SIEGFRIED’s negligence or wilful misconduct or (b) the Products, to the extent they are caused by SIEGFRIED’s breach of any of its warranties and representations contained in Section 5.7A of the Asset Purchase Agreement.

14.3         By Each Party. In the event that negligence or wilful misconduct of both ARENA and SIEGFRIED contribute to any such loss, damage, claim, injury, cost or expense, ARENA and SIEGFRIED will each indemnify and hold harmless the other with respect to that portion of the loss, damage, claim, injury, cost or expense attributable to its negligence or wilful misconduct.

14.4         Procedures. With respect to any indemnification obligation under this Agreement, the following conditions shall be applicable: (i) the party to be indemnified shall notify the indemnifying Party promptly in writing of any claim or circumstance which may give rise to an obligation on the part of the indemnifying Party hereunder; and, (ii) the indemnifying Party shall be allowed to timely take the sole control of the defence of any third party action or claim, or join in the defense thereof, including all negotiations for the settlement, or compromise of such claim or action at its sole expense, which settlement or compromise shall take into consideration the advice and interests of the Party to be indemnified; and (iii) the Party to be indemnified shall at the reasonable expense of the indemnifying Party render reasonable assistance, information, co-operation and authority to permit the indemnifying Party to defend such action. The indemnifying Party hereunder will not be liable for any costs associated with the settlement of any claim or action that is made without the indemnifying Parties’ consent, which shall not be unreasonably withheld.

XV. LIMITATION OF LIABILITY

In no event shall ARENA or SIEGFRIED be liable to the other for any special, incidental, consequential or indirect damages arising in connection with the performance of this Agreement, including, but not limited to, loss of profits or loss of revenue, provided however, that this limitation shall not apply to third party claims against a Party for which the other Party is liable hereunder.

XVI.        TERMINATION

16.1         Breach. If either Party hereto commits a material breach of any of its obligations hereunder, the non-breaching Party may, at its option, terminate this Agreement by giving the other Party at least ninety (90) days prior written notice of its intent to terminate this Agreement, which notice shall specify the breach and the termination date, unless the breaching Party cures said breach prior to the specified termination date (or prior to the expiration of a longer period as may be reasonably necessary to cure a breach, provided that the breaching Party is making diligent efforts to cure such breach, and provided further that such longer period shall not in any event exceed one hundred twenty (120) days from the date of notice).  A breach shall be deemed material if, due to such breach, it is unreasonable to expect that the non-breaching Party continues the contractual relationship set forth herein.

16.2         Insolvency.  Either Party may terminate this Agreement immediately in its entirety if the other Party is adjudged bankrupt, applies for a moratorium of debt enforcement (Nachlassstundung) or executes an assignment for the benefit of creditors, unless in the case of an application for a moratorium of debt enforcement such application is withdrawn within sixty (60) days from said event.

16.3         Survival.  The rights and obligations contained in sections covering representations and warranties, indemnification and confidentiality will survive termination of this Agreement, as will any rights to payment or other rights or obligations that have accrued under this Agreement prior to termination. Termination will not affect the liability of either Party by reason of any act, default, or occurrence prior to said termination.

16.4         Transfer.  If either Party terminates this Agreement, ARENA will upon request and at SIEGFRIED’s expense provide reasonable assistance to SIEGFRIED for transferring production of Products to a facility owned by SIEGFRIED or a third party selected by SIEGFRIED; provided, it is understood that assistance does not include transferring any equipment, technology, other assets or confidential information of ARENA.

XVII.       ALTERNATIVE DISPUTE RESOLUTION

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the Zurich Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of arbitration shall be Zurich, Switzerland.  The arbitration proceedings shall be conducted in the English language.

XVIII.     MISCELLANEOUS

18.1         Headings.  The headings and captions used herein are for the convenience of the Parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

18.2         Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either Party.

18.3         Entire Agreement.  This Agreement, including its Appendixes, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same.  Further, this Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

18.4         Assignability.  This Agreement and the rights hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party, provided however, either Party may assign this Agreement to an Affiliate, and provided further that in the event of a merger, acquisition or sale of substantially all of the assets of a Party to which this Agreement relates, the rights and obligations of that Party under this Agreement may be assigned to the survivor of that transaction. In the event that this Agreement is assigned, it shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Irrespective of the assignment of this Agreement, the facilities in which the Products are toll manufactured shall only be relocated or substituted with SIEGFRIED’s prior written consent.

18.5         Further Assurances.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.6         Waiver.  The waiver by either Party of a breach of any provisions contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

18.7         Force Majeure.  A Party shall not be liable for non-performance or delay in performance (other than of obligations regarding any payments or of confidentiality) caused by any event reasonably beyond the control of such Party including, without limitation, wars, hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, or ordinances.  Any occurrence of Force Majeure shall be reported promptly to the other Party.  A Party whose performance has been excused will perform such obligation as soon as is reasonably practicable after the termination or cessation of such event or circumstance.

18.8         Remedies.  Each Party agrees and acknowledges that its disclosure of Confidential Information in breach of this Agreement may cause irreparable harm to other Party, and therefore that any such breach or threatened breach may entitle such Party to injunctive relief, in addition to any other legal remedies available in a court of competent jurisdiction.

18.9         Governing Law.  This Agreement shall in all respects be construed and enforced in accordance with the laws of Switzerland under the exclusion of the UN Convention on Agreements for the International Sale of Goods (so-called Vienna Convention).

18.10       Independent Contractors.  The Parties are independent contractors under this Agreement.  Nothing contained in this Agreement is to be construed so as to constitute SIEGFRIED and ARENA as partners, agents or employees of the other, including with respect to this Agreement.  Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third party unless expressly so authorized in writing by the other Party.

18.11       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered and shall have the force and effect of an original.

18.12       Notices.  Except as set forth in Article 11.1 above, or as otherwise stated herein, all notices, consents or approvals required by this Agreement shall be in writing and sent by overnight courier service, certified or registered air mail, postage prepaid, or by facsimile or cable (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties.  Notices shall be deemed effective on the date of mailing.

If to SIEGFRIED:

Siegfried Ltd

Brühlstrasse 4

CH-4800 Zofingen / Switzerland

To: Head Business Unit Generics

If to ARENA:

Arena Pharmaceuticals GmbH

Brühlstrasse 4

CH-4800 Zofingen /Switzerland

To: Head Technical Operations

With a copy to:

Arena Pharmaceuticals, Inc.

c/o Office of the General Counsel

6166 Nancy Ridge Drive

San Diego, CA 92121

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed.

SIEGFRIED Ltd		ARENA PHARMACEUTICAL GmbH

Zofingen, 7 January 2008		Zofingen, 7 January 2008

By:	/s/ Richard Schindler	By:	/s/ Martin Weber

Name Richard Schindler		Name Martin Weber
Title: CFO		Title Geschäftsführer

By:	/s/ Hans-Rudolf Kern

Name Hans-Rudolf Kern
Title: Head Project Management Office

Appendix A: Products

Appendix B: Maximum Quantities of Products

Appendix B2: Computation Examples

Appendix C: Quality Agreement

Appendix C2: Product Specifications

Appendix F: Standard Cost

Appendix G: Example Product Forecast

Appendix H: Example Manufacturing Plan

Appendix I: List of Countries